Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), is made and entered into as of this 31th day of March, 2005 by and between LCC International, Inc., a Delaware corporation with its corporate offices at 7925 Jones Branch Drive, McLean, Virginia 22102 (“LCC”), and Michael S. McNelly, an individual residing at 26052 Miralinda, Lake Forest, CA, 92630 (the “Consultant”).

WITNESSETH:

WHEREAS, LCC desires to (a) secure contracts with customers in the United States (the “Territory”) for LCC’s provision of radio frequency engineering, system deployment (including site acquisition, program management, permitting, and construction management) and related services, (b) secure certain ongoing assistance with maintaining successful relationships with managing ongoing design and deployment projects, and (c) secure consulting services relating to specific projects, which are to be mutually agreed upon in advance and paid for on a time and expense basis for LCC and/or certain LCC clients (collectively, the “Services”), and

WHEREAS, Consultant has significant knowledge, experience and contacts in the wireless telecommunications industry and desires to assist LCC in (a) identifying opportunities and securing contracts with such customers in the Territory for LCC to provide the Services, and (b) managing certain projects undertaken for LCC clients, all in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the forgoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Engagement. LCC hereby engages Consultant as a non-exclusive Consultant and consultant to (a) seek and identify customers in the Territory for LCC’s Services and to assist in securing contracts with Approved Entities (as defined below), and (b) assist in managing and maintaining successful relationships with specified LCC clients and/or providing guidance on managing ongoing projects with LCC clients, and Consultant hereby accepts such engagement. In such capacity, Consultant will use its best efforts to: (i) identify opportunities for LCC to provide Services in the Territory; (ii) prepare and implement, with LCC’s prior approval, a customer and opportunity specific strategy for securing a contract to provide such Services including, without limitation, identifying the key individuals in each Approved Entity necessary to secure a decision with respect to engaging LCC, (iii) contact, with LCC’s prior approval, the Approved Entity regarding such opportunity; (iv) facilitate Approved Entity meetings, presentations and negotiating sessions; (v) assist LCC in consummating transactions with such Approved Entities including, without limitation, in securing a contract to provide the Services; (vi) assist LCC in maintaining a satisfactory relationship with each Approved Entity with which LCC consummates a transaction; and (vii) provide guidance and assistance in maintaining successful relationships with and managing projects performed for LCC clients relating to this Agreement. Consultant agrees not to contact any person, company, partnership, corporation, government entity or other entity concerning LCC or its Services without LCC’s prior written approval (any such company, partnership, corporation, government entity or other entity approved by LCC being referred to herein as an “Approved Entity”).

2. Standard of Care; Reporting. Consultant will render the Services in accordance with the standards of professionalism, skill, care and diligence normally expected of senior executive personnel in publicly traded US corporations. Consultant shall keep LCC fully informed of, and provide LCC with prompt written notice of any material developments relating to, Consultant’s activities hereunder. No less than monthly, Consultant shall provide LCC with a written report setting forth (i) all activities undertaken on behalf of LCC during the prior month, (ii) each customer contacted, and the persons contacted, (iii) a summary of the progress made with respect to securing business from the customer, and (iv) any impact (timing, probability of success, and other material items) on the then-current customer / opportunity specific plans then being implemented by Consultant. LCC’s principal point of contact for all matters hereunder (including the submission of reports, expense requests, etc.) shall be LCC’s CEO or such person(s) as the CEO shall designate with respect to specific matters. Either party may change their principal points of contact by written notice to the other party.

3. Compliance with Law. In connection with its activities under this Agreement, Consultant shall comply with all laws, rules and regulations applicable to its activities hereunder and shall secure and maintain all authorizations, permits, registrations, licenses, and approvals necessary or required to conduct its activities and perform services hereunder. Consultant shall be solely responsible for providing insurance and benefits to its employees, and shall indemnify, defend and save LCC harmless from any and all loss, liability, cost or expense incurred by LCC due to any failure of Consultant comply with this Section 3.

4. Relationship. Consultant and LCC hereby acknowledge and agree that LCC shall, by itself or through third parties other than Consultant, have the right to seek, identify, implement and enter into business relationships of any kind or nature in the Territory. LCC reserves the right, in its sole and absolute discretion, to accept or reject any prospective customer, agreement, contract, project or business referred to LCC or pursued by Consultant. During the term of this Agreement, neither Consultant nor any officer, director, employee, shareholder or affiliate of Consultant shall, directly or indirectly, without LCC’s prior written consent, engage in, support or assist, whether as an employee, owner, consultant, Consultant or otherwise any activity related to, or any business engaged in the activity of providing, radio frequency engineering consulting, design or optimization services, or system deployment services (e.g., site acquisition, zoning, construction management, or site deployment project management services) services that compete with the Services as provided by LCC (“LCC Competitor”). Consultant agrees that the forgoing restrictions are reasonable and necessary to protect the legitimate interests of LCC in protecting its trade secrets, proprietary information and business opportunities.

5. Compensation. As Consultant’s sole and exclusive compensation hereunder, LCC agrees to provide Consultant with the following payments:

     (a) Commission Payments. Consultant shall be entitled to the Commission Payments set forth in Exhibit A attached hereto under the terms set forth therein.

     (b) Consulting Support and Hourly Payments. Consultant shall be entitled to the Consulting Support Payments and hourly fees as set forth in Exhibit A attached hereto under the terms set forth therein.

     (c) Expenses. LCC will reimburse Consultant, at cost, for all reasonable out-of-pocket travel or other business expenses directly incurred by Consultant in performance of services (recognizing that Consultant may pro-rate certain expenses based on the proportion related to the performance of the Services hereunder) for LCC under this Agreement provided that (i) all travel and other expenses in excess of $500 shall be pre-approved by LCC, (ii) all travel, lodging and meal reimbursements will be reimbursed only in accordance with LCC’s reimbursement policies then-effect with respect to its senior employees, and (iii) all claims for expense reimbursements shall be accompanied by receipts, with original receipts for all items over $25. Consultant shall not be entitled to claim reimbursement for any general or administrative overhead expenses (e.g., office equipment and supplies, telephone charges, or similar charges) whether or not incurred while performing services hereunder.

6. Payment Terms. Consultant shall invoice LCC on a monthly basis for any Commission Payments, hourly fees or Consulting Support Payments due under Exhibit A earned during the prior month, and any expenses incurred during the prior month that are subject to reimbursement under Section 5 above. All invoices accepted by LCC for payment will be paid within thirty (30) days, except that undisputed expense reimbursements shall be reimbursed within fifteen (15) days of receipt by LCC. All prices and payments are inclusive of any and all taxes, duties and levies payable with respect to the services rendered by Consultant hereunder.

7. Nondisclosure. Consultant agrees to treat as strictly confidential any and all business, financial,

marketing, product, technical or other information relating to LCC, its employees, products, services, business or financial condition including, without limitation, any information relating to (i) the identity of any company or customer which it contacts concerning or on behalf of LCC, and (ii) the terms of any agreement, proposal or offer made or entered into with any such company. Consultant shall not disclose any such information to any person, firm, partnership, company, entity or third party without LCC’s express prior written consent, unless disclosed to an employee of Consultant that has a need to know the information in connection with the transactions contemplated by this Agreement. Consultant shall not use any such information other than in connection with its representation of LCC. Consultant shall return all such information immediately upon the expiration or termination of this Agreement or at any time prior thereto upon LCC’s request. The obligations set forth in this paragraph shall survive any termination or expiration of this Agreement.

8. Term; Termination. This Agreement shall enter into effect as of the date first set forth above and continue in full force and effect for an initial term of one year with continuing one year renewal options, unless sooner terminated as follows:

(a) By the mutual agreement in writing of LCC and Consultant;

(b) By either party upon giving the other not less than forty-five (45) days written notice prior to the expiration of the initial term, or subsequent renew terms, if any;

(c) by either party upon written notice of termination in the event of a material breach by the other party that such party fails to cure, or demonstrates a diligent effort to cause a cure if it is not reasonably possible to cure within the notice period within thirty (30) days of receiving written notice of default from the non-breaching party; or

(d) By either party immediately upon written notice in the event the other party is adjudicated bankrupt, files a voluntary petition in bankruptcy, is the subject of an involuntary petition in bankruptcy or makes a general assignment for the benefit of creditors.

Upon the expiration or termination of this Agreement, each party shall be released from all obligations and liabilities hereunder arising after the date of such termination, except that the (i) expiration or termination of this Agreement shall not affect Consultant’s obligations under Sections 3, 4, 7, 9, 10 and 13 hereof, and (ii) LCC will pay and continue to pay any Commission Payments that have been fully earned and are then-payable under Exhibit A (provided, however, that commission payments under definitive agreements executed prior to termination shall continue to be paid following termination as such payments are received by LCC, and provided, further that such post termination payments shall cover only the Services engagement(s) that were secured by Consultant’s efforts during the term hereof), (iii) LCC will pay all Consulting Support payments earned through the date of termination, and (iv) LCC will reimburse all approved expenses incurred up to the date of termination or expiration. Notwithstanding anything else herein to the contrary, only in the case of a termination by LCC under 8(b) above, in the event LCC enters into a definitive agreement within forty five (45) days after the date of such termination to provide Services to an Approved Entity and securing such agreement was both (i) the subject of an Opportunity Identification Form, in the form attached hereto as Exhibit B, executed between the parties, and (ii) obtained through the efforts of Consultant (such that an additional payment would have been due and payable under Exhibit A but for such termination) then LCC shall also pay Consultant the applicable Commission Payment in accordance with Exhibit A. Consultant agrees that LCC shall be under no obligation to extend or renew this Agreement for any reason. Consultant agrees that upon termination or expiration of this Agreement for any reason, except as specifically set forth herein, LCC shall not be liable to Consultant for any termination compensation or other compensation whatsoever, whether based on goodwill established, clientele or customers obtained, expenses incurred, or otherwise. Upon termination of this Agreement, Consultant shall immediately cease all activities or conduct that might cause anyone to believe that Consultant is a Consultant of LCC or is otherwise connected with LCC, and Consultant shall also immediately cease using any advertising materials, trade names, trademarks and service marks relating to LCC, its services and/or products.

9. Relationship; Reserved Authority. The relationship described herein is that of independent contractors, and nothing herein shall be construed to create a partnership, employment, joint venture or principal-agent relationship. Under no circumstances shall Consultant be entitled to (a) incur any obligation on behalf of LCC or to bind LCC in any way whatsoever, or (b) receive any employment benefits from LCC including, without limitation, workers compensation, medical or other insurance benefits generally provided to LCC’s employees. Consultant acknowledges and agrees that its right to use any trademark, servicemark, tradename or logo of LCC is derived solely and exclusively by virtue of its activities hereunder, and Consultant agrees (i) not to register or file for the use of any such trademark, servicemark, tradename or logo expect for the sole and exclusive benefit of LCC, and (ii) all such use shall inure to the sole and exclusive benefit of LCC. Consultant agrees to execute any and all documents requested by LCC to evidence or perfect LCC’s rights to such trademarks, servicemarks, tradenames or logos.

10. Indemnification. Consultant hereby agrees to indemnify, defend and save LCC harmless from and against any and all damages, liability, costs or expenses (including attorney’s fees) arising out of or in connection with any act or omission of Consultant in rendering services to LCC under this Agreement including, without limitation, any breach of the provisions of Sections 3, 4, 7, 9 and 13 hereof. The obligations under this Section 10 shall survive any termination or expiration of this Agreement. Consultant shall secure and maintain insurance adequate for its business including, without limitation (a) workers’ compensation insurance as required by applicable law, (b) general liability and automobile coverage in amounts customary for business enterprises of its size and operations.

11. Entire Agreement; Amendments. With the exception of those agreements executed between the parties in connection with Consultant’s prior employment with LCC, this Agreement constitutes the entire agreement between the parties, and supersedes any prior agreements, regarding the subject matter hereof. No waiver of any provision hereof shall be deemed a waiver of any subsequent breach of this Agreement. No modification, amendment or alteration to or from the terms of this agreement shall be effective unless set forth in a written amendment specifically referring to this Agreement and executed by both parties.

12. Assignment; Delegation; Change in Control. Consultant shall not be entitled to assign, transfer or otherwise convey this Agreement or all or any portion of its rights, duties or obligations under this Agreement. Consultant shall not subcontract, sublicense, license or delegate, directly or indirectly, any of its rights, duties or obligations hereunder without the express prior written approval of LCC. Any transfer, assignment, delegation or other action, or attempted transfer, assignment, delegation or other action in violation of this Section 12 shall be null and void, and shall constitute a material breach of this Agreement. LCC shall have the right, with immediate effect, upon written notice to Consultant, to terminate this Agreement in the event of any material change in the ownership of Consultant, or in the event of any change in the control of Consultant, or in the event LCC determines, in its sole discretion, that any one or more of the person(s) assigned by Consultant to support LCC under this Agreement are no longer acceptable to LCC.

13. Ownership. Any and all information, reports, client information or files, proposals, business opportunities, minutes of client meetings, inventions, discoveries, trade secrets, data and other intellectual property made, developed, conceived of or reduced to practice by Consultant, alone or jointly with others, arising out of or in connection with the performance of services hereunder shall be and remain the exclusive proprietary property of LCC and, to the maximum extent allowable, shall be deemed works made for hire under applicable law. Consultant agrees to inform LCC of all such developments, materials and information, and execute any and all documents deemed necessary or desirable by LCC to evidence its ownership of the same. All confidential or proprietary information owned by Consultant prior to execution of this Agreement shall remain the property of Consultant.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law. Any dispute, claim or controversy arising out of or in connection with the Agreement, including any questions regarding its existence, validity or termination, shall be exclusively referred to and finally resolved by arbitration in Fairfax County, Virginia under the rules of the American Arbitration Association before a single independent arbitrator appointed in accordance with such rules. Notwithstanding the foregoing, each party shall have the right (without regard to any requirement for arbitration set forth herein) to seek and obtain injunctive and/or other equitable relief, to enforce this Agreement or prevent a breach hereof, in the Virginia District court for Fairfax County, Virginia or the federal court for the Commonwealth of Virginia, with such courts having exclusive jurisdiction over such proceedings, and each party hereby waives any and all objections to personal or subject matter jurisdiction in such court. The prevailing party shall be reimbursed reasonable attorney’s fees and costs by the losing party. The provisions of this Section 14 shall survive the termination or expiration of this Agreement.

15. Notices. All notices shall be sent via certified mail with return receipt requested, by Federal Express or by Facsimile (with electronic confirmation of receipt), and shall be deemed effective upon receipt (as confirmed by return receipt, Fed Ex delivery, or electronic confirmation) and shall be sent to the parties at the address noted above provided, however, that all notices to LCC shall be copied to the attention of General Counsel, at the address noted above or transmitted via facsimile (703) 873-2900.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

LCC INTERNATIONAL, INC.

By:  /s/ C. Thomas Faulders, III

Name: C. Thomas Faulders, III

Title: Chief Executive Officer

CONSULTANT

By:  /s/ Michael S. McNelly

Name:  Michael S. McNelly

Title:____________________________

Exhibit A

COMPENSATION

Commission Payments.

In the event that, during the term of this Agreement or any renewal periods, LCC enters into a definitive agreement to provide Services to an Approved Entity, for which an Opportunity Identification Form was executed in the form of Exhibit B attached hereto, that was secured directly as a result of Consultant’s efforts hereunder, then Consultant shall be entitled to a commission payment equal to, unless a different percentage is set forth in the relevant opportunity identification form, [                                                                                                                                    ] from the Approved Entity for Services. For the purposes of this Agreement, the term [                                                                                                                                    ] Consultant’s commission shall be earned and payable, pro rata, as payments are received by LCC from the Approved Entity under the definitive agreement.

Consulting Support Payments

During the term of this Agreement, Consultant shall provide support and assistance to LCC in maintaining successful relationships with, and providing ongoing advice and assistance to support successful implementation and management of projects undertaken for, [                                                                                                                                    ]. In consideration of Consultantsprovision of such services, LCC agrees to pay Consultant Consulting Support Payments equal to:

(a)	[ ] during the term of this Agreement and any renewal periods; and

(b)	[ ] during the term of this Agreement and any renewal periods.

Time and Expense:

In the event that LCC desires to utilize the services of Consultant on a time and expense basis, LCC agrees to pay Consultant at a rate of [                                                                                                                                    ].

Initialed by:      /s/ CTF      /s/ MMC
                              LCC           Consultant

Exhibit B

Opportunity Identification Form

     This Opportunity Identification Form is entered into pursuant to that certain Sales Consultant Agreement between LCC International, Inc. and Michael S. McNelly, dated March 31, 2005 (the “Agreement”) to identify an opportunity to be pursued by Consultant for which a Commission Payment will be made under the terms of the Agreement.

Name of Approved Entity:	________________________________
Region / Market:	________________________________
Contact Person(s) at
Approved Entity:	________________________________

Description of Objective:	________________________________
________________________________
________________________________
________________________________

[Note: the description should be fairly precise in terms of the opportunity being pursued, the timeframe during which the objective will be achieved, and the services being offered to the Approved Entity, e.g., a 50 site deployment project for AT&T Wireless in the San Francisco area.]

Estimated Date to Complete Objective: _____________________________

Other Commission/Bonus Payment (completed only if such Payments vary from Exhibit A, but which shall be paid in accordance with the terms of Exhibit A):

___% [        ], or
$____________ [                                  ].

All other terms and conditions of the Agreement remain in full force and effect.

Signed this _________ day ___________, 200__.

LCC INTERNATIONAL, INC.	CONSULTANT

By: _______________________________
By: _______________________________
Name: _____________________________	Name: _____________________________
Title: ______________________________	Title: ______________________________

Exhibit B (i)
Establishment of Existing Approved Entities as of March 31, 2005

The following shall be considered Approved Entities at the time that this Agreement is fully executed:

Name of Approved Entity:	[ ]
Region / Market:	Nationwide
Contact Person(s) at
Approved Entity:	[ ]

Description of Objective: Development of a partnership focused at the [                                                                                                                                    ]. This partnership would also be targeted at developing and utilizing existing capabilities within LCC to facilitate the[                                                                                                                                    ].

Name of Approved Entity:	[ ]
Region / Market:	Nationwide [ ]
Contact Person(s) at
Approved Entity:	[ ]

Description of Objective: [                                                                                                                       ]

All other terms and conditions of the Agreement remain in full force and effect.

Signed this 31st day of March, 2005.

LCC INTERNATIONAL, INC.		CONSULTANT

By:	/s/ C. Thomas Faulders, III	By:	/s/ Michael S. McNelly

Name:	C. Thomas Faulders, III	Name:	Michael S. McNelly

Title:	Chief Executive Officer	Title: